EXHIBIT 10.18

FEDERAL HOME LOAN BANK OF CHICAGO
2011 BOARD OF DIRECTORS COMPENSATION POLICY

GENERAL

The Board of Directors of the Federal Home Loan Bank of Chicago (“Bank”) hereby adopts this directors' compensation policy for 2011 (“Policy”).

COMPENSATION POLICY METHODOLOGY

The goal of the Policy is to appropriately compensate the Directors for actual attendance and participation at the meetings of the Board of Directors and the committees of the Board and also for work performed on behalf of the Board of Directors and the Bank apart from such meetings. Under this policy, compensation consists of an annual fee for each Director. The fees are intended to compensate Directors for: (1) their time spent reviewing the material sent to them on a periodic basis by the Bank; (2) making themselves available and participating in any necessary telephonic meetings and for chairing meetings; (3) actual time spent attending the meetings; and (4) fulfilling the responsibilities of directors.

The compensation provided in this Policy was determined after a review of comparative compensation studies by third parties with expertise in the compensation of directors and the compensation paid to directors of other Federal Home Loan Banks.

PAYMENT AND FEE STRUCTURE

The Chairman of the Board of Directors will receive $60,000 per year for presiding at the meetings of the Board of Directors and the Executive & Governance Committee and for attending other committee meetings.

The Vice Chairman will receive $55,000 per year for attending meetings of the Board and other committee meetings, as well as chairing meetings of the Board in the Chairman's absence.

The Chairman of the Audit Committee will receive $55,000 per year for attending meetings of the Board and other committee meetings, as well as chairing meetings of the Audit Committee.

The Chairmen of Board Committees other than the Audit Committee will each receive $50,000 per year for attending meetings of the Board and other committee meetings, as well as chairing meetings of their respective committees.

Each Director, other than those holding any of the positions listed above, will receive $45,000 per year for attending meetings of the Board and meetings of committees to which such Director is appointed.

No additional meeting fees will be paid to any Director for their participation in any other special meetings or events on behalf of the Board of Directors and the Bank at the request of the Federal Housing Finance Agency or at other events approved by the Board of Directors.

Fees will be payable monthly in arrears to each Director.

COMPLIANCE WITH LEGAL REQUIREMENTS

This Policy shall be in compliance with Section 7(i) of the Federal Home Loan Bank Act (12 U.S.C. §1427(i)), as amended, and any regulations issued by the Federal Housing Finance Agency, including 12 C.F.R. Part 1261.

EXPENSES

Each Director will be reimbursed for necessary and reasonable travel, subsistence and other related expenses incurred in connection with the performance of their official duties (including telephonic meetings or meetings called at the request of the Federal Housing Finance Agency or other FHLB System body) as are payable to senior officers of the Bank under the Bank's Employee Reimbursement Policy.

ATTENDANCE STANDARD

Each director shall fulfill his or her responsibilities by regularly and consistently attending meetings of the Board of Directors and any assigned committees. The Board's attendance standard shall be to attend in person at least 80% of the total meetings of the Board and assigned committees, measured annually.
The Board of Directors shall have the authority, in its sole discretion, to reduce the annual compensation of the Chairman, Vice Chairman, any Committee Chairman, or any Director who does not fulfill his or her responsibilities by regularly and consistently attending meetings of the Board of Directors and any assigned committees.

APPROVED BY THE BOARD
OF DIRECTORS

Dated: December 16, 2010

/s/ Peter E. Gutzmer

Its Corporate Secretary